Exhibit 99.1

Omega Protein Announces Third Quarter 2015 Financial Results

HOUSTON, TX – November 4, 2015 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated provider of specialty oils, essential fatty acids and specialty protein products, today reported financial results for the third quarter ended September 30, 2015.

Third Quarter Highlights

●	Revenues: $112.2 million for the quarter, compared to $70.8 million in the same period a year ago
●	Gross profit margin: 31.4% for the quarter, compared to 20.0% in the same period a year ago
●	Net income: $10.6 million, or $14.8 million on an adjusted basis for the quarter, compared to $0.7 million, or $4.8 million on an adjusted basis, in the same period a year ago
●	Earnings per diluted share: $0.47, or $0.66 on an adjusted basis for the quarter, compared to $0.03, or $0.22 on an adjusted basis, in the same period a year ago
●	Adjusted EBITDA: $28.7 million for the quarter, compared to $13.1 million in the same period a year ago

“We are pleased to report the highest quarterly revenues and Adjusted EBITDA in the Company’s history,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer. “Our solid animal nutrition profitability was fueled by strong season-to-date fish catch and pricing for fish meal and fish oil that remains well above levels seen a few years ago. In addition, our ongoing efforts to improve results in the human nutrition business resulted in growth in both revenues and gross margin. Our team remains committed to creating additional value for shareholders through further integration and the disciplined pursuit of organic growth opportunities.”

Third Quarter 2015 Results

The Company's revenues increased 59% from $70.8 million in the same period last year to $112.2 million. This increase was due to growth in human nutrition revenues of $23.4 million and an $18.0 million increase in animal nutrition revenues. The increase in human nutrition revenues was largely due to the addition of Bioriginal Food & Science Corp. (“Bioriginal”), which was acquired in September 2014. The increase in animal nutrition revenues was primarily due to increased sales volumes of 38% and 17% for the Company’s fish meal and fish oil, respectively, and increased sales prices of 2% and 1% for the Company’s fish meal and fish oil, respectively. The composition of revenues by nutritional product line for the third quarter of 2015 was 44% fish meal, 35% dietary supplements, 20% fish oil, and 1% fish solubles and other.

Third quarter of 2015 revenues increased 20% from $93.2 million in the second quarter of 2015 to $112.2 million. This increase was due to a $16.3 million increase in animal nutrition revenues and a $2.7 million increase in human nutrition revenues. The increase in animal nutrition revenues was primarily due to higher fish meal and fish oil volumes of 66% and 14%, respectively, partially offset by lower fish meal and fish oil sales prices of 8% and 15%, respectively.

The Company reported gross profit of $35.2 million, or 31.4% as a percentage of revenues, for the third quarter of 2015, versus $14.2 million, or 20.0% as a percentage of revenues, in the third quarter of 2014. The increase in gross profit as a percentage of revenues was due to improved results from both the animal and human nutrition segments. Animal nutrition gross profit as a percentage of revenues increased from 25.8% to 39.3%, due primarily to higher fish catch and production in 2015, which led to a decrease in the cost per unit of sales. Human nutrition gross profit (loss) as a percentage of revenues increased from (0.1%) to 16.6% due primarily to the addition of Bioriginal as well as improved results from protein products and other Omega-3 fish oil ingredients.

Compared to the second quarter of 2015, third quarter gross profit increased from $25.8 million, or 27.7% as a percentage of revenues, to $35.2 million, or 31.4% as a percentage of revenues, due to increases in both segments. Animal nutrition gross profit as a percentage of revenues increased from 36.7% to 39.3% primarily as a result of decreased cost per unit of sales. Human nutrition segment gross profit as a percentage of revenues increased from 13.7% to 16.6% due to improved results from Bioriginal, protein products, and other Omega-3 and nutraceutical ingredients.

Selling, general and administrative expense, including research and development expense (“SG&A”), for the third quarter increased $1.6 million to $12.4 million compared to the third quarter of 2014, primarily as a result of the Bioriginal acquisition. SG&A increased $1.6 million from $10.8 million in the second quarter of 2015, due primarily to increased labor, professional services and other business expenses.

The Company recorded impairment expenses in the third quarter of 2015 of $4.0 million related to the goodwill and certain other intangible assets of the InCon and Cyvex reporting unit in the human nutrition segment. There were no impairment charges recognized in the third quarter of 2014.

In the fourth quarter of 2013, the Company closed its menhaden fish processing plant located in Cameron, Louisiana and re-deployed certain vessels from that facility to the Company’s other Gulf Coast facilities. In conjunction with the closure, the Company incurred charges of $0.6 million and $1.5 million in the third quarters of 2015 and 2014, respectively.

Loss on foreign currency related to Bioriginal was $0.8 million for the third quarter of 2015 compared to gain on foreign currency of $0.3 million in the third quarter of 2014 and a gain of foreign currency of $0.1 million in the second quarter of 2015.

The third quarter of 2015 effective tax rate was 33.6% compared to 60.6% in the third quarter of 2014 and 36.7% in the second quarter of 2015. The third quarter of 2014 effective tax rate reflected non-deductible expenses related to the acquisition of Bioriginal.

Net income for the third quarter of 2015 was $10.6 million ($0.47 per diluted share) compared to $0.7 million ($0.03 per diluted share) in the same period last year and $8.8 million ($0.40 per diluted share) in the second quarter of 2015. Excluding adjustments for certain items, adjusted net income for the third quarter of 2015 would have been $14.8 million ($0.66 per diluted share), compared to $4.8 million ($0.22 per diluted share) in the same period last year and $9.6 million ($0.43 per diluted share) for the second quarter of 2015.

Adjusted EBITDA totaled $28.7 million for the third quarter of 2015, compared to $13.1 million for the same period last year and $21.6 million for the second quarter of 2015.

Nine Month 2015 Results

Revenues in the first nine months of 2015 increased 34% to $277.0 million compared to revenue of $206.2 million for the nine months ended September 30, 2014. The increase in revenues was due to a $79.6 million increase in human nutrition revenues partially offset by an $8.8 million decrease in animal nutrition revenues. The increase in human nutrition revenues was primarily due to the addition of Bioriginal. The decrease in animal nutrition revenues was primarily due to decreased sales volumes of 38% for the Company’s fish oil, partially offset by increased sales prices of 25% and 6% for the Company’s fish oil and fish meal, respectively.

The Company recorded gross profit of $75.8 million, or 27.4% as a percentage of revenues, for the first nine months of 2015, versus gross profit of $55.1 million, or 26.7% as a percentage of revenues, for the first nine months of 2014.  The increase in gross profit as a percentage of revenues was due to improved results from both the animal and human nutrition segments, partially offset by a decrease in the proportion of revenues attributable to the animal nutrition segment. Animal segment gross profit as a percentage of revenues increased from 30.2% to 36.0%, and human nutrition gross profit as a percentage of revenues increased from 6.6% to 14.2%.

SG&A for the nine months ended September 30, 2015 increased $8.9 million to $33.4 million compared to the nine months ended September 30, 2014, primarily as a result of the Bioriginal acquisition.

The effective tax rate was 35.2% for the nine months ended September 30, 2015 compared to 37.0% for the nine months ended September 30, 2014.

Net income for the nine months ended September 30, 2015 was $21.0 million ($0.95 per diluted share) compared to $15.3 million ($0.70 per diluted share) for the same period last year.  Excluding adjustments for certain items, adjusted net income for the nine months ended September 30, 2015 would have been $27.0 million ($1.21 per diluted share) compared to $22.1 million ($1.02 per diluted share).

Adjusted EBITDA totaled $60.7 million for the nine months ended September 30, 2015, an increase from $50.4 million for the same period last year.

Balance Sheet

The Company's September 30, 2015 cash balance decreased $0.6 million from December 31, 2014 to $0.8 million. Total debt decreased $8.7 million from $35.2 million on December 31, 2014 to $26.5 million on September 30, 2015. Stockholders' equity increased $28.0 million to $293.9 million as of September 30, 2015 compared to $265.9 million as of December 31, 2014.

Conference Call Information

Omega Protein will host a conference call on its third quarter 2015 financial results at 8:30 a.m., Eastern Time, on Thursday, November 5, 2015. The Company’s senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (855) 327-6837 domestically or (631) 891-4304 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaprotein.com.

A webcast replay of the conference call and the prepared remarks will be available beginning shortly after the conclusion of the call at www.omegaprotein.com and will be available for 30 days. A telephonic playback will be available from 11:30 a.m. ET, November 5, 2015, through November 19, 2015. Participants can dial (877) 870-5176 in North America, and international listeners may dial (858) 384-5517. The password is 116801.

About Omega Protein Corporation

Omega Protein Corporation (NYSE: OME) is a century old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils and essential fatty acids, specialty protein products and nutraceuticals.

The Company operates eight manufacturing facilities located in the United States, Canada and Europe. The Company also operates more than 30 vessels to harvest menhaden, a fish abundantly found in the Atlantic Ocean and Gulf of Mexico.

For More Information

Visit Omega Protein at www.omegaprotein.com, follow us on Twitter at https://twitter.com/omegaprotein, or find us on LinkedIn at https://www.linkedin.com/company/omega-protein-inc.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products or increase the cost of compliance; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect, and the effect of forward sales of products on the Company’s financial results; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business, estimates of standard cost for inventory and subsequent adjustments to such costs, and the Company’s deferral of inventory sales based on worldwide prices for competing products; (6) the Company’s ability to realize the anticipated benefits from its acquisitions in the human nutrition business, and specifically, to integrate successfully its acquisitions in the human nutrition segment; (7) the Company’s expectations regarding Nutegrity or Bioriginal, their future prospects and the dietary supplement market or the human health and wellness segment generally, proving to be incorrect; (8) increase in the price and shortage of key raw materials that could adversely affect Bioriginal’s and Nutegrity’s businesses; and (9) the cost of compliance or potential restrictions on sales caused by laws and regulations regarding fish meal or oil importation into foreign jurisdictions. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking information whether as a result of new information, future events or otherwise.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except par value amounts)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$783	$1,430
Receivables, net	43,271	36,621
Inventories	121,626	97,513
Deferred tax asset, net	2,349	1,871
Prepaid expenses and other current assets	5,080	4,936
Total current assets	173,109	142,371
Property, plant and equipment, net	180,068	169,932
Goodwill	38,271	42,501
Other intangible assets, net	21,198	23,002
Other assets, net	4,469	2,309
Total assets	$417,115	$380,115

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,179	$14,741
Accounts payable	17,682	21,047
Accrued liabilities	45,622	23,216
Total current liabilities	66,483	59,004
Long-term debt, net of current maturities	23,319	20,486
Deferred tax liability, net	24,090	25,949
Pension liabilities, net	4,258	5,375
Other long-term liabilities	5,097	3,419
Total liabilities	123,247	114,233

Commitments and contingencies
Stockholders’ equity:

Preferred stock, $0.01 par value; 10,000,000 authorized shares; none ssued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 22,296,979 and 21,587,751 shares issued and 22,221,957 and 21,527,319 shares outstanding at September 30, 2015 and December 31, 2014, respectively	217	210
Capital in excess of par value	149,096	141,855
Retained earnings	156,315	135,268
Treasury stock, at cost – 75,022 and 60,432 shares at September 30, 2015 and December 31, 2014, respectively	(753)	(595)
Accumulated other comprehensive loss	(11,007)	(10,856)
Total stockholders’ equity	293,868	265,882
Total liabilities and stockholders’ equity	$417,115	$380,115

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues	$112,216	$70,764	$277,015	$206,177
Cost of sales	77,023	56,586	201,196	151,082
Gross profit	35,193	14,178	75,819	55,095

Selling, general, and administrative expense	11,659	10,216	31,072	22,835
Research and development expense	751	608	2,295	1,636
Impairment of intangible assets	3,960	—	3,960	—
Loss related to plant closure	630	1,543	1,917	5,482
Loss on disposal of assets	949	12	1,283	245
Operating income	17,244	1,799	35,292	24,897
Interest income	2	4	6	17
Interest expense	(371)	(365)	(1,198)	(747)
Gain (loss) on foreign currency	(808)	272	(1,270)	272
Other expense, net	(137)	(39)	(341)	(213)
Income before income taxes	15,930	1,671	32,489	24,226
Provision for income taxes	5,356	1,012	11,442	8,963
Net income	10,574	659	21,047	15,263

Other comprehensive income (loss):
Foreign currency translation adjustment net of tax (expense) benefit of ($36), $243, $670 and $243, respectively	66	(449)	(1,245)	(449)
Energy swap adjustment, net of tax (expense) benefit of $45, $204, ($274) and $224, respectively	(84)	(379)	509	(416)
Pension benefits adjustment, net of tax expense of $105, $80, $315 and $240, respectively	195	149	585	446
Comprehensive income (loss)	$10,751	$(20)	$20,896	$14,844
Basic earnings per share	$0.48	$0.03	$0.97	$0.73
Weighted average common shares outstanding	21,399	20,637	21,173	20,474
Diluted earnings per share	$0.47	$0.03	$0.95	$0.70
Weighted average common shares and potential common share equivalents outstanding	21,797	21,258	21,626	21,122

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$21,047	$15,263
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,125	16,072
Loss related to plant closure	—	2,055
Loss (gain) on disposal of assets	1,283	245
Impairment of intangible assets	3,960	—
Provisions for losses on receivables	36	36
Share based compensation	1,722	1,688
Deferred income taxes	(1,508)	(936)
Unrealized loss on foreign currency fluctuations, net	1,270	(272)
Changes in assets and liabilities:
Receivables	(7,359)	(9,861)
Inventories	(24,446)	6,331
Prepaid expenses and other current assets	(528)	(602)
Other assets	(2,265)	1,454
Accounts payable	(3,805)	(1,880)
Accrued liabilities	23,673	9,030
Pension liability, net	(532)	(1,063)
Other long term liabilities	1,863	(21)
Net cash provided by operating activities	32,536	37,539
Cash flows from investing activities:
Proceeds from disposition of assets	55	257
Acquisition of Bioriginal, net of cash acquired	—	(46,388)
Capital expenditures	(29,086)	(36,254)
Net cash used in investing activities	(29,031)	(82,385)
Cash flows from financing activities:
Principal payments of long-term debt	(41,701)	(14,776)
Proceeds from long-term debt	33,151	24,000
Debt issuance costs	(970)	—
Purchase treasury stock at cost	(158)	(119)
Proceeds from stock options exercised	4,463	2,245
Excess tax benefit of stock options exercised	1,063	1,151
Net cash (used in) provided by financing activities	(4,152)	12,501
Net decrease in cash and cash equivalents	(647)	(32,345)
Cash and cash equivalents at beginning of year	1,430	34,059
Cash and cash equivalents at end of period	$783	$1,714

The tables below present information about reported segments for the three months ended September 30, 2015 and 2014 (in thousands). All cash and cash equivalent balances have been included in the identifiable assets of the unallocated segment.

2015	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (1)	$73,169	$39,047	$—	$112,216
Cost of sales	44,449	32,574	—	77,023
Gross profit	28,720	6,473	—	35,193
Selling, general and administrative expense (including research and development)	767	5,170	6,473	12,410
Impairment of intangible assets	—	3,960	—	3,960
Loss related to plant closure	630	—	—	630
(Gain) loss on disposal of assets	(19)	968	—	949
Operating income (loss)	$27,342	$(3,625)	$(6,473)	$17,244
Depreciation and amortization	$4,575	$1,510	$129	$6,214
Identifiable assets	$244,791	$170,801	$1,523	$417,115
Capital expenditures	$5,846	$1,218	$992	$8,056

(1) Excludes revenue from internal customers of $0.8 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

2014	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (2)	$55,123	$15,641	$—	$70,764
Cost of sales	40,920	15,666	—	56,586
Gross profit (loss)	14,203	(25)	—	14,178
Selling, general and administrative expense (including research and development)	540	2,985	7,299	10,824
Loss related to plant closure	1,543	—	—	1,543
Loss on disposal of assets	12	—	—	12
Operating income (loss)	$12,108	$(3,010)	$(7,299)	$1,799
Depreciation and amortization	$4,332	$1,136	$269	$5,737
Identifiable assets	$233,239	$167,838	$2,579	$403,656
Capital expenditures	$4,179	$7,884	$923	$12,986

(2) Excludes revenue from internal customers of $0.4 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

The tables below present information about reported segments for the nine months ended September 30, 2015 and 2014 (in thousands).

2015	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (3)	$166,869	$110,146	$—	$277,015
Cost of sales	106,739	94,457	—	201,196
Gross profit	60,130	15,689	—	75,819
Selling, general and administrative expense (including research and development)	1,860	15,286	16,221	33,367
Impairment of intangible assets	—	3,960	—	3,960
Loss related to plant closure	1,917	—	—	1,917
Loss on disposal of assets	315	968	—	1,283
Operating income (loss)	$56,038	$(4,525)	$(16,221)	$35,292
Depreciation and amortization	$13,224	$4,537	$364	$18,125
Identifiable assets	$244,791	$170,801	$1,523	$417,115
Capital expenditures	$23,335	$3,551	$2,200	$29,086

(3) Excludes revenue from internal customers of $1.8 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

2014	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (4)	$175,657	$30,520	$—	$206,177
Cost of sales	122,588	28,494	—	151,082
Gross profit	53,069	2,026	—	55,095
Selling, general and administrative expense (including research and development)	1,729	6,973	15,769	24,471
Loss related to plant closure	5,482	—	—	5,482
Loss on disposal of assets	54	191	—	245
Operating income (loss)	$45,804	$(5,138)	$(15,769)	$24,897
Depreciation and amortization	$13,074	$2,536	$462	$16,072
Identifiable assets	$233,239	$167,838	$2,579	$403,656
Capital expenditures	$14,537	$20,785	$932	$36,254

(4) Excludes revenue from internal customers of $1.8 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Adjusted EBITDA to Net Income Reconciliation

The following table (in thousands) provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014 and the nine months ended September 30, 2015 and 2014:

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Net Income	$10,574	$8,804	$659
Reconciling items:
Interest expense	265	434	334
Income tax provision	5,356	5,108	1,012
Depreciation and amortization (1)	6,214	6,033	5,737
Impairment of intangible assets (2)	3,960	—	—
Loss related to plant closure (3)	630	649	1,543
Acquisition post-closing consideration (2)	759	577	203
Acquisition costs and inventory adjustment (4)	—	—	3,558
Loss on disposal of assets (1)	949	27	12
Adjusted EBITDA	$28,707	$21,632	$13,058

	Nine Months Ended
	September 30, 2015	September 30, 2014
Net Income	$21,047	$15,263
Reconciling items:
Interest expense	1,031	655
Income tax provision	11,442	8,963
Depreciation and amortization (1)	18,125	16,072
Impairment of intangible assets (2)	3,960	—
Loss related to plant closure (3)	1,917	5,482
Acquisition post-closing consideration (2)	1,910	203
Acquisition costs and inventory adjustment (4)	—	3,558
Loss on disposal of assets (1)	1,283	245
Adjusted EBITDA	$60,715	$50,441

(1) See segment disclosures for allocation among segments.

(2) Relates to human nutrition segment.

(3) Relates to animal nutrition segment.

(4) $830 relates to human nutrition segment and $2,728 relates to unallocated.

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, impairment of intangible assets, loss related to plant closure, acquisition post-closing consideration, acquisition costs and inventory adjustment and loss on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a Company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital changes, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States.

Adjusted Net Income and Diluted Earnings Per Share to Net Income Reconciliation

The following table (in thousands, except per share amounts) provides a reconciliation of Adjusted Net Income and Diluted Earnings Per Share, non-GAAP (Generally Accepted Accounting Principles) financial measures, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2015 June 30, 2015 and September 30, 2014 and the nine months ended September 30, 2015 and 2014:

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Net Income	$10,574	$8,804	$659
Reconciling items:
Income tax provision prior to adjustments	5,356	5,108	1,012
Impairment of intangible assets	3,960	—	—
Loss related to plant closure	630	649	1,543
Acquisition post-closing consideration	759	577	203
Acquisition costs and inventory adjustment	—	—	3,558
Loss on disposal of assets	949	27	12
Adjusted income before income taxes	22,228	15,165	6,987
Provision for income taxes after adjustments	7,474	5,568	2,176
Adjusted net income	$14,754	$9,597	$4,811
Adjusted diluted earnings per share	$0.66	$0.43	$0.22

	Nine Months Ended
	September 30, 2015	September 30, 2014
Net Income	$21,047	$15,263
Reconciling items:
Income tax provision prior to adjustments	11,442	8,963
Impairment of intangible assets	3,960	—
Loss related to plant closure	1,917	5,482
Acquisition post-closing consideration	1,910	203
Acquisition costs and inventory adjustment	—	3,558
Loss on disposal of assets	1,283	245
Adjusted income before income taxes	41,559	33,714
Provision for income taxes after adjustments	14,581	11,617
Adjusted net income	$26,978	$22,097
Adjusted diluted earnings per share	$1.21	$1.02

Adjusted net income and Adjusted diluted earnings per share represent net income and diluted earnings per share without impairment of intangible assets, loss related to plant closure, acquisition post-closing consideration, acquisition costs and inventory adjustment and loss on disposal of assets and taxes associated with these items. The Company has reported Adjusted net income and Adjusted diluted earnings per share because it believes these measures are widely used by investors as an indicator of a Company’s operating performance. The Company believes Adjusted net income and Adjusted diluted earnings per share assist investors in comparing a company's performance on a consistent basis. Adjusted net income and Adjusted diluted earnings per share are not calculations based on GAAP and should not be considered alternatives to net income or diluted earnings per share in measuring our performance. Investors should carefully consider the specific items included in our computation of Adjusted net income and Adjusted diluted earnings per share. While Adjusted net income and Adjusted diluted earnings per share have been disclosed herein to permit a more complete comparative analysis of our operating performance across time periods and relative to other companies, investors should be cautioned that these measures as reported by us may not be comparable in all instances to Adjusted net income and Adjusted diluted earnings per share as reported by us or by other companies. Adjusted net income and Adjusted diluted earnings per share are not intended to represent net income or diluted earnings per share as defined by GAAP and such information should not be considered as an alternative to net income, diluted earnings per share or any other measure of performance prescribed by GAAP in the United States.